EXHIBIT 4.3

FIRST AMENDMENT TO
THE AMENDED AND RESTATED 2005 STOCK AWARDS PLAN OF
FREQUENCY ELECTRONICS, INC.

    WHEREAS, FREQUENCY ELECTRONICS, INC., a Delaware corporation (the “Company”), adopted the Amended and Restated 2005 Stock Awards Plan of Frequency Electronics, Inc. (the “Plan”), effective June 23, 2005, and which it is now deemed desirable to amend said Plan.

    WHEREAS, on July 13, 2011, the Board of Directors of the Company, based on the recommendation of the Compensation Committee, determined that it is in the best interests of the Company to amend the Plan, subject to stockholder approval, to increase the number of shares of common stock available for issuance under the Plan by an additional 400,000 shares and, on October 11, 2011, the stockholders of the Company approved the amendment.

    NOW, THEREFORE, it is agreed by the undersigned that the said Plan is hereby amended in the following manner:

1.           Section 4.1(a) (“Stock Subject to Plan”) shall be amended by deleting “400,000” and inserting in lieu thereof “800,000”.

2.           In all other respects, except as hereinbefore modified, the Plan is hereby ratified and confirmed, the within amendment to be effective as of October 11, 2011.

3.           The validity, construction and effect of this amendment shall be determined in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws, and applicable federal law.

    IN WITNESS WHEREOF, this amendment has been executed by the Company as of the day, month and year set forth in Section 2 of this amendment.

FREQUENCY ELECTRONICS, INC.

By:	/s/ Alan Miller
Name:	Alan Miller
Title	Secretary, Treasurer and Chief Financial Officer